Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To The Board of Directors of
CHINA CARBON GRAPHITE GROUP, INC.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 our report dated April 15, 2010 to the consolidated financial statements of China Carbon Graphite Group, Inc. and Subsidiaries, which appears in the Annual Report on Form 10-K for the year ended December 31, 2009 and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for the year then ended.

We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

/s/ BDO China Li Xin Da Hua CPA Co., LTD.
Shen Zhen, China
May 10, 2010